EXHIBIT 10.3


                               AMENDMENT NO. 1
                                    TO THE
                           SPORT SUPPLY GROUP, INC.
                    AMENDED AND RESTATED STOCK OPTION PLAN

 AMENDMENT to the Sport Supply Group, Inc. Amended and Restated Stock Option Plan (the "Plan") dated as of this 28 day of August, 2003. The Plan was last amended by action of the Board of Directors of Sport Supply Group, Inc. (the "Company") amending and restating the Plan on January 13, 1997, subject to shareholder approval, which approval was obtained on March 21, 1997.

 Absent action by the Board, the Plan would be considered to have expired on December 31, 2000. By resolution approved unanimously by the Board, the term of the Plan was extended by virtue of the approval of this Amendment. Accordingly, Section 10 of the Plan is hereby amended to read in its entirety as follows:

      10. EXPIRATION AND TERMINATION OF THE PLAN

      This Plan will continue in effect until the earlier of its termination by the Board or the date on which all of the shares available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing options granted under the Plan have lapsed; provided, however, that incentive stock options may only be granted on or prior to December 31, 2000. This Plan may be abandoned, suspended or terminated at any time by the Board of Directors of the Company except with respect to any options then outstanding under the Plan.


 The amendments set forth herein shall become effective when this Amendment is signed below.

 Except as herein modified and amended, all the terms and conditions of the Plan shall remain in full force and effect, and this Amendment shall in no event be deemed to adversely affect any right or claim of any party under, or by virtue of, the Plan or any options issued thereunder.

 SPORT SUPPLY GROUP, INC.

 By:______________________________
 Geoffrey P. Jurick
 Chairman of the Board